Exhibit 4.3
                      THE READER'S DIGEST ASSOCIATION, INC.

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                          EMPLOYEE STOCK PURCHASE PLAN
                (Amendment and Restatement as of January 1, 2003)
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         1.  PURPOSE.

         The Employee Stock Purchase Plan (the "Plan") of The Reader's Digest Association, Inc. (the "Company") is designed to provide an opportunity for the employees of the Company and its Designated Subsidiaries (defined below) to purchase shares of the Company's common stock, $.01 par value per share ("Common Stock") through voluntary automatic payroll deductions and to encourage such employees to continue in the employ of and to exert their best efforts on behalf of the Company and such subsidiaries. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. CERTAIN TERMS.

                  (a) This Plan shall be administered and interpreted by a committee appointed by the Board of Directors of the Company (the "Board") as set forth in Section 12 (the "Committee").

                  (b) "Designated Subsidiaries" shall mean such subsidiaries of the Company, 80 percent or more of the total combined voting power of all classes of stock of which is owned, directly or indirectly, by the Company, which are designated from time to time by the Board or the Committee.

                  (c) "Offering" shall mean an offering of shares of Common Stock ("Shares") for purchase hereunder.

                  (d) "Purchase Period" shall mean a period of up to six months during which payroll deductions are to be made pursuant to the Plan. Unless otherwise provided by the Committee, Purchase Periods shall commence on January 1 and July 1 and shall be six months in duration.

                  (e) "Gross Payroll Amount" shall mean the gross amount of pay an employee would receive at each regular pay period before the deduction of withholding, FICA, medical and dental premiums, medical reimbursement accounts, amount contributed to a trust pursuant to a qualified cash or deferred compensation arrangement under Section 401(k) of the Code, and all other amounts to be withheld, including deductions under this Plan, but after the deduction of amounts withheld pursuant to deferred compensation arrangements.

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                  (f) An "Enrollment Period" shall mean the period of up to
thirty days beginning before the first day of a Purchase Period, or such other period in advance of a Purchase Period as the Company shall determine.

         3. OFFERING UNDER THE PLAN; ELECTION TO PURCHASE.

                  (a) In each instance, the Committee shall determine whether or not there will be an Offering. If the Committee shall decide that there shall be an Offering, the Committee shall, in advance of the Offering, determine: (i) the first and last days of the Offering and the Purchase Period, (ii) the aggregate number of Shares to be offered in a Purchase Period, (iii) the maximum percentage of an employee's Gross Payroll Amount that he may elect for payroll deductions described in Section 8, and (iv) the maximum number, if any, of Shares which any employee may purchase in any Purchase Period during such Offering; and shall give each eligible employee written notice of such determinations prior to the commencement of the Enrollment Period.

                  (b) Each eligible employee may elect to buy Shares in any Purchase Period by completing, signing and delivering to the Company, an Election and Authorization form in the form prescribed by the Company prior to the commencement of the Purchase Period which:

                           (i) specifies the percentage of his Gross Payroll
Amount (not in excess of the maximum set by the Committee) he elects to have deducted and applied to purchase Shares hereunder;

                           (ii) authorizes the Company to make (or receive from
a Designated Subsidiary) the specified periodic payroll deductions from his compensation during such Purchase Period or until such earlier date as (x) he shall cancel or (if permitted by the Committee) modify his authorization by filing an executed cancellation or modification (in the time and form prescribed by the Company) with the Company, (y) he shall have purchased the maximum number of Shares he is entitled to purchase in the Purchase Period, or (z) he shall have terminated employment with the Company or Designated Subsidiary for purposes of Section 8 of this Plan; and

                           (iii) specifies the exact name in which Shares
purchased by him in the Purchase Period are to be issued, which shall be the full legal name of the employee.

                  (c) Each eligible employee who elects to participate in the Plan during any Enrollment Period shall remain enrolled in the Plan and shall continue to participate in each successive Offering until the employee's authorization is cancelled or the employee ceases to be eligible to participate in the Plan.



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         4. ELIGIBLE EMPLOYEES.

         All regular, full-time employees of the Company and of the Designated Subsidiaries at the commencement of a Purchase Period shall be eligible employees under this Plan with respect to such Purchase Period, except:

                  (a) employees who at the commencement of the Purchase Period have been employed by the Company or a Designated Subsidiary for less than 30 days;

                  (b) employees whose customary employment by the Company or a Designated Subsidiary at the commencement of a Purchase Period is 20 hours or less per week;

                  (c) employees whose customary employment by the Company or a Designated Subsidiary at the commencement of a Purchase Period is for not more than five months in any calendar year; and

                  (d) any employee who, as of the first day of a Purchase Period, would own stock or hold outstanding options to purchase stock, possessing in the aggregate (as determined under Sections 423 and 424 of the Code) five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary.

         5. NUMBER OF SHARES PURCHASABLE.

                  (a) The maximum number of Shares that may be purchased by any eligible employee during a Purchase Period shall be determined by the Committee in its sole discretion. Such limitation shall be expressed both as a maximum percentage of an eligible employee's Gross Payroll Amount that may be deducted and applied to the purchase of Shares hereunder (which percentage shall be uniform as to all eligible employees), and a maximum number of Shares that may be purchased by an eligible employee hereunder. An eligible employee may elect to purchase all or any part of such maximum number of Shares by so indicating in such employee's Election and Authorization form.

                  (b) The amount of any payroll deduction made pursuant to
Section 8, or of any payment to be made hereunder to an employee or his legal representative, in a currency other than United States dollars shall be converted to or from United States dollars, as the case may be, based on the exchange rate in effect on the date the Company receives such deduction or makes such payment, respectively. The Committee shall determine the applicable exchange rate by any reasonable method, which may be based on the exchange rate actually available to the Company in the ordinary course of business on the date of such conversion.

                  (c) If at any time during a Purchase Period the number of Shares which all eligible employees have duly elected to purchase through authorized payroll deductions but which have not yet been purchased (the "aggregate Shares elected") would cause the aggregate number of Shares to be acquired in the Purchase Period to exceed the number of Shares designated by the Committee as available for purchase in such Purchase Period, the Shares which

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may thereafter be purchased by each employee shall be reduced from the number so elected on a pro rata basis in the proportion that the number of Shares so elected by each such employee bears to the aggregate number of Shares elected by all such employees. The reductions shall be determined by the Committee by any reasonable method such that the aggregate number of Shares sold in the Purchase Period shall be not more than and as nearly equal as possible to the number of Shares originally designated by the Committee as available for purchase in such Purchase Period. No fractional Shares may be purchased unless the Committee otherwise provides.

                  (d) Notwithstanding any other provision of this Plan, no employee shall be entitled to purchase Shares in any Purchase Period to the extent such purchase would permit such employee to accrue (as determined under Section 423 of the Code) the right to purchase under this Plan and under all other employee stock purchase plans of the Company and its subsidiaries, the right or option to so purchase at a rate which exceeds $25,000 of fair market value of such stock, determined at the time such right or option is granted, for any calendar year in which such right or option is outstanding at any time.

         6. SHARES SUBJECT TO THE PLAN.

         The Shares which may be offered under this Plan may be authorized and issued Common Stock, authorized and unissued Common Stock or Common Stock reacquired by the Company and held in its treasury. The maximum aggregate number of shares of Common Stock which may be made available by the Committee for purchase and issued under this Plan is 2,650,000, subject to any increase or decrease pursuant to Section 11. All Shares offered in any Offering which for any reason are not purchased shall be included in the Shares available for subsequent Offerings.

         7. PRICE.

         The price at which Shares may be purchased in any Purchase Period shall be 85% of the lower of the fair market value of the Common Stock on the first day of the Purchase Period and the last day of the Purchase Period on which the Common Stock is traded (or if the Common Stock is not listed for trading, on the first or last business day of the Purchase Period) or such greater percentage as determined by the Committee with the approval of the Board. As used in this
Section 7, "fair market value" shall mean the mean between the high and low sales prices on the applicable date, or if no sales price is available for such date, the mean between the closing bid and asked prices for such date, of a Share of Common Stock (i) as reported by the principal national securities exchange in the United States on which it is then traded, or (ii) if not traded on any such national securities exchanges, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted. If the Common Stock is not readily tradeable on a national securities exchange or any system sponsored by the National Association of Securities Dealers, its fair market value shall be set by the Board on the advice of an investment advisor in good faith.

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         8. PAYROLL DEDUCTIONS; PURCHASE OF SHARES; RIGHTS OF CANCELLATION;
            RIGHTS ON TERMINATION OF EMPLOYMENT OR DEATH.

                  (a) Except as otherwise provided herein, Shares purchased under this Plan shall be paid for primarily by payroll deductions during the Purchase Period. All funds received under this Plan, either through payroll deductions or cash deposits, shall be applied to the purchase of Common Stock hereunder as of the last day of a Purchase Period on which the Common Stock is traded, or if the Common Stock is not listed for trading, on the last business day of a Purchase Period. Such Shares shall be allocated to the accounts of individual employees as soon as practicable after the purchase.

                  (b) Each employee may cancel his election to purchase additional Shares through payroll deductions in any Purchase Period under this Plan by giving ten business days prior written notice of cancellation to the Company on the form prescribed by the Company. In such case, no further amounts shall be withheld for the account of such employee through payroll deductions in respect of such Purchase Period (but such employee shall not be precluded from participating in a subsequent Purchase Period by reason of such revocation). Any amount theretofore deducted under this Plan for such employee's account and not yet applied to the purchase of Shares shall not be paid to the employee but shall be applied to the purchase of Common Stock in accordance with the otherwise applicable provisions of the Plan.

                  (c) If the employment with the Company or any Designated Subsidiary of any eligible employee who has delivered a completed and duly executed Election and Authorization form for any Purchase Period (an "electing employee") shall terminate prior to the end of such Purchase Period (1) because of his retirement or death, (2) because the subsidiary with which he is employed ceases to be a Designated Subsidiary during such Purchase Period, or (3) because of his termination of employment by the Company or any Designated Subsidiary, effective on April 26, 1996, in connection with the Company's 1996 Involuntary Workforce Reduction Program pursuant to notice to the Employee dated between March 12 and March 31, 1996, then all further payroll deductions hereunder shall cease and amounts theretofore deducted under the Plan for his account shall be applied to purchase Shares in accordance with the otherwise applicable provisions of the Plan. For purposes of this Plan, "retirement" shall mean termination of employment by retirement under the terms of The Reader's Digest Association, Inc. Retirement Plan or such other retirement plan of any Designated Subsidiary that the Committee shall determine to be applicable. If the full time regular employment of any eligible employee with the Company or a Designated Subsidiary shall terminate prior to the end of a Purchase Period for any other reason, then the electing employee shall be deemed to have revoked his election to have payroll deductions made and applied to purchase Shares in the Purchase Period as of the date of such termination and the amount theretofore deducted under the Plan for his account and not applied to the purchase of Shares shall be paid to such employee as soon as practicable. The transfer of an eligible employee from the Company or a Designated Subsidiary to another Designated Subsidiary or to the Company or to any affiliate as defined in
Section 414 of the Code, shall not constitute a termination of employment under this Section 8.

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                  (d) No employee may modify the percentage of Gross Payroll
Amount that he has elected to have deducted on the Election and Authorization form delivered to the Company unless pursuant to a revocation or cancellation hereunder, or unless the Committee otherwise provides as to all eligible employees.

         9. ISSUE OF SHARES.

                  (a) No employee shall have any rights as a stockholder with respect to any Shares which he may elect to purchase under the Plan prior to the date of purchase of such Shares for his account. A statement reflecting the allocation of Shares purchased under the Plan to individual employee accounts shall be delivered on a periodic basis to the employees. Upon the request of an employee, certificates representing Shares purchased under this Plan for the account of such employee shall be issued as soon as practicable and delivered to such employee. The cost of issuance of such Share certificates shall be borne by the requesting employee.

                  (b) The Company shall not be required to issue, or deliver any certificates for, Shares of Common Stock prior to (i) the listing of such Shares on any stock exchange on which the Common Stock may then be listed; and (ii) the completion of any registration or qualification of such Shares under any federal or state securities or other law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

         10.      ASSIGNABILITY.

         No assignment or transfer by an employee, former employee or his legal representative of any option, election to purchase Shares, or any other interest under this Plan will be recognized or of any force or effect; any purported assignment or transfer, whether voluntary or by operation of law (except by will or the laws of descent and distribution), shall have the effect of terminating such option, election to purchase or other interest. An employee's option and election to purchase shall be exercisable, during his lifetime, only by him. If an election to purchase is terminated by reason of the provisions of this
Section 10, the only right thereafter continuing shall be the right to have the amount of payroll deductions then credited to the employee's account which have not been applied to the purchase of Shares paid to the employee or his legal representative.

         11. ADJUSTMENTS IN EVENT OF CHANGE IN CAPITAL STOCK.

         In the event of any increase or reduction in the number of shares of capital stock of the Company, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of shares, a change in value) in the capital stock of the Company or exchange of capital stock of the Company for a different number or kind of shares or other securities of the Company or another corporation by reason of any stock dividend or distribution, stock split or reverse stock split, reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, combination or exchange of shares, distribution with respect to its outstanding Common Stock of capital stock other than Common Stock, reclassification of its capital stock, issuance of warrants, options, rights or debentures to purchase any Common Stock or securities convertible into Common Stock, or rights offering to purchase capital stock at a price below fair market value other than pursuant to this Plan, or any change in corporate structure or otherwise; then the aggregate number and kind of Shares or other securities authorized for issuance or which thereafter may be sold under the Plan and the number and kind of Shares or other securities which may be purchased under any outstanding Offering and the purchase price thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable in its sole discretion to prevent substantial dilution or enlargement of the rights granted to, or available for, eligible employees under the Plan. Any such adjustment determined by the Committee in good faith shall be binding and conclusive on the Company, Designated Subsidiaries and all employees and their respective heirs, executors, administrators, successors and assigns.

         12. CORPORATE TRANSACTIONS

         In the event of a merger, consolidation, reorganization or other corporate transaction of the Company (a "Transaction") after which the Company is not the surviving corporation, the Committee may determine in its sole discretion that: (1) a date up to 10 days before the date of consummation of a Transaction shall be treated as the last day of any Purchase Period then in progress, and there shall be no further offerings under the Plan; (2) all rights to purchase shares under an Offering shall terminate and all amounts credited to employee accounts which have not been applied to the purchase of shares shall be refunded; or (3) the Plan will continue with regard to offerings that commenced prior to the closing of the proposed transaction and shares of the surviving corporation will be purchased based on the fair market value of the surviving corporation's stock, after appropriate adjustment, on the last day of a Purchase Period on which the surviving corporation's stock was traded. In the event of a dissolution or liquidation of the Company, all rights to purchase shares under the Plan shall terminate and all amounts credited to employee accounts which have not been applied to the purchase of shares shall be refunded; provided, however, that the Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination on such terms that the Committee deems appropriate, in its sole discretion.

         13. ADMINISTRATION OF THE PLAN.

         The Committee shall be appointed from time to time by the Board and shall consist of three or more Directors, none of whom shall be eligible to participate in the Plan. The Committee shall have full authority to construe and interpret the terms and provisions of the Plan and each Offering hereunder, to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in the terms of any Offering hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company,


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the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company, Designated Subsidiaries and all employees and their respective heirs, executors, administrators, successors and assigns. Notwithstanding the foregoing, all employees participating in the Plan shall have the same rights and privileges under the Plan, except to the extent permitted by Section 423(b)(5) of the Code. No member of the Board, no employee of the Company and no member of the Committee (nor the Committee itself) shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Company or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

         14. COMPLIANCE WITH GOVERNMENT LAW AND REGULATIONS; GOVERNING LAW.

         This Plan, each Offering hereunder, and the obligation of the Company to sell and deliver Common Stock hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may from time to time be required, by or of the country in which the Company and any Designated Subsidiary, as the case may be, is incorporated. The Board of Directors of the Company may make such changes in this Plan as may be necessary or desirable, in the opinion of the Board, to comply with the laws, rules and regulations of any governmental or regulatory authority, or to be eligible for tax benefits under the Code, or any other laws or regulations of any Federal, state, local or foreign government. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

         15. COMPANY'S PAYMENT OF EXPENSES RELATED TO THE PLAN.

         Except as otherwise specifically provided herein, the Company will bear all expenses incurred in administering this Plan, including any brokerage fees incurred upon the purchase of Shares.

         16. PLAN AND RIGHTS TO PURCHASE COMMON STOCK NOT TO CONFER RIGHT WITH RESPECT TO CONTINUANCE OF EMPLOYMENT.

         This Plan and any Offering or other rights to purchase Common Stock granted under this Plan shall not confer upon any employee any right with respect to continuance of employment by the Company or any subsidiary, nor shall they be a limitation in any way on the right of the Company or any subsidiary by which an employee is employed to terminate his employment at any time.

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         17. WITHHOLDING OF TAXES.

         The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any Shares or the payment of any cash hereunder, payment by each eligible employee of, any taxes required by applicable law to be withheld.

         The Committee may permit any such withholding obligation to be satisfied by reducing the number of Shares otherwise deliverable. A person required to file reports under Section 16(a) of the Securities Exchange Act of 1934 with respect to securities of the Company may elect to have a sufficient number of Shares withheld to fulfill such tax obligations (hereinafter a "Withholding Election") only if the election complies with such conditions as are necessary to prevent the withholding of such Shares from being subject to
Section 16(b) of the Securities Exchange Act of 1934. To the extent necessary under then current law, such conditions shall include the following: (x) the Withholding Election shall be subject to the disapproval of the Committee and
(y) the Withholding Election is made (i) during the period beginning on the third business day following the date of release for publication of the quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, (ii) six months before the Shares become taxable, or (iii) during any other period in which a Withholding Election may be made under the provisions of Rule 16b-3 promulgated pursuant to the Act. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the employee.

         18. GENERAL.

                  (a) The Committee shall accumulate and hold for each employee's account any amounts deducted from his compensation pursuant to this Plan and amounts deposited as a lump sum payment and shall maintain book-entry accounts for each electing employee to account for payroll deductions made by the employee. Interest will not be credited or paid with respect to any account hereunder. Any amounts deducted that are not used to purchase shares will be refunded to the employee.

                  (b) Unless the Committee otherwise provides, only full Shares may be purchased under this Plan. Fractions of shares may be maintained in employee accounts hereunder; however, no certificates for fractions of Shares shall be issued. Instead, the employee shall receive a cash payment in lieu thereof.

                  (c) In the event of a termination of the Plan during a Purchase Period, all amounts credited to employee accounts hereunder which have not been applied to the purchase of Shares shall be refunded to the employees for whose accounts they are credited.

                  (d) Payment for the purchase price of Shares hereunder shall be made in United States dollars.

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         19. AMENDMENT OR DISCONTINUANCE.

         Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise. The Plan will terminate in any event when the Committee determines that all or substantially all of the Shares reserved for purposes of the Plan have been issued.

         20. CONSTRUCTION.

         Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The titles to sections of this Plan are intended solely as a convenience and shall not be used as an aid in construction of any provisions thereof.

         21. NAME.

         This Plan shall be known as "The Reader's Digest Association, Inc. Employee Stock Purchase Plan."

         22. EFFECTIVE DATE.

         The Plan originally became effective upon November 22, 1989 and was approved by the holders of a majority of the capital stock of the Company entitled to vote thereon on November 22, 1989. The effective date of the amended and restated Plan is September 18, 2002, subject to the approval of the Plan by the holders of a majority of the capital stock of the Company within one year after the amended and restated plan is adopted.